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FOR IMMEDIATE RELEASE


CONTACTS:         STANDARD CONTACTS



   STARWOOD LODGING COMPLETES ACQUISITION OF THREE DOUBLETREE ALL-SUITE HOTELS

         LOS ANGELES, California (April 30, 1996) -- Starwood Lodging Trust (the "Trust"), a real estate investment trust, and Starwood Lodging Corporation (the "Corporation"), a hotel management and operating company, whose shares are paired and trade together on the New York Stock Exchange (NYSE:HOT), today announced they have completed the previously announced acquisition of a portfolio of three Doubletree Guest Suites hotels for $73.25 million. The properties contain a total of 822 two-room suites, and are located in Irving, Texas (DFW Airport), Ft. Lauderdale, Florida (Cypress Creek) and Tampa, Florida (Westshore/International Airport). The aggregate purchase price equates to $89,000 per room, or approximately 75 percent of estimated replacement cost.

         The Doubletree at DFW Airport is located two miles south of DFW Airport and contains 308 suites, 6,000 square feet of meeting space and three food and beverage outlets. The Doubletree Cypress Creek is located approximately fifteen miles north of downtown Ft. Lauderdale and contains 254 suites, 12,000 square feet of meeting space and a 120-seat restaurant. The Doubletree Westshore is located five miles west of downtown Tampa and two miles south of Tampa International Airport, and contains 260 suites, 6,000 square feet of meeting space and a restaurant and lounge.

         Steven R. Goldman, Senior Vice President of Starwood Lodging Corporation, stated, "We are pleased to add three high quality, all-suite properties to Starwood Lodging's hotel portfolio. Hotel demand in Dallas continues to grow, and DFW airport is now among the top performing airport markets in the country. The Ft. Lauderdale and Tampa markets have rebounded well from the recession of several years ago. With this acquisition, Starwood Lodging now has interests in full service hotels in four major airport markets including San Francisco and Philadelphia. We believe that this helps to diversify our overall portfolio; moreover, the all-suite product has great appeal to a broad customer base and is well positioned to take advantage of improving conditions throughout the hotel industry."

         Including the three Doubletree hotels and additional properties under contract, the Trust and the Corporation will have acquired interests in seventeen full-service hotels aggregating approximately 5,700 rooms at a total acquisition cost of approximately $400 million since the completion of their $271 million public offering in July 1995.

         The Trust, which conducts all of its business as general partner of SLT Realty Limited Partnership, is the only hotel REIT whose shares are paired with a hotel operating company, the Corporation. With this purchase, the Trust will own equity and mortgage interests in 57 hotels containing 13,600 rooms located in 24 states and the District of Columbia. The equity portfolio will include 32 franchise locations, such as Embassy Suites, Marriott, Sheraton, Radisson, Holiday Inn, Doubletree, Days Inn and Best Western, as well as 14 independent properties.
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         The Corporation, which conducts substantially all of its business as managing general partner of SLC Operating Limited Partnership, leases properties from the Trust and operates them directly or through third-party management companies.

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